EXHIBIT 5.1


                    [DAVIS GRAHAM & STUBBS LLP LETTERHEAD]




                                  June 10, 2004

Board of Directors
Pure Cycle Corporation
8451 Delaware Street
Thornton, Colorado 80260

      Re:  Registration Statement on Form SB-2 (File No. 333-114568)

Ladies and Gentlemen:

      We have acted as counsel to Pure Cycle Corporation (the "Company"), a Delaware corporation, in connection with the filing of a Registration Statement on Form SB-2 (File No. 333-114568), as amended (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the registration of 3,686,172 shares of the Company's common stock, $.00333 par value per share (the "Shares") consisting of 700,000 shares offered by the Company (the "Company Shares"), 2,505,367 offered by certain Pure Cycle selling stockholders, and the issuance and sale by the Company of up to an additional 480,805 shares if and to the extent the underwriters exercise an over-allotment option granted by the Company (the "Over-Allotment Shares").

      This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-B under the Act.

      In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

      We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware, including the provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, except that with respect to certain matters of Delaware law, we have relied upon the opinion of Richards, Layton & Finger, P.A., dated as of the date hereof. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

      Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

      1. The Company Shares and the Shares that underlie options and warrants held by the selling shareholders, when and if issued and sold as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

      2. When the (i) Underwriting Agreement has been duly executed and delivered and the over-allotment contained therein has been duly exercised by the Underwriters and (ii) certificates representing the Over-Allotment Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the common stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriter at a price per share not less than the per share par value of the common stock as contemplated by the Underwriting Agreement, the issuance and sale of the Over-Allotment Shares will have been duly authorized, and the Over-Allotment Shares will be validly issued, fully paid and non-assessable.

      3. The remaining Shares have been legally and validly issued and are fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Commission.

                                          Very truly yours,

                                          /s/ Davis Graham & Stubbs LLP

                                          DAVIS GRAHAM & STUBBS LLP